SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
June 24, 2008
(Date of earliest event report)
WEYERHAEUSER COMPANY
(Exact name of registrant as specified in charter)

Washington	1-4825	91-0470860

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)
Federal Way, Washington 98063-9777
(Address of principal executive offices)
(zip code)
Registrant’s telephone number, including area code:
(253) 924-2345
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C., 20549
ITEM 2.06. MATERIAL IMPAIRMENTS
On June 24, 2008, the company completed a review of a set of real estate projects that resulted in the conclusion that material impairments will be recognized in the second quarter.  Decisions to lower prices or abandon projects in response to continued deterioration in the housing market triggered the impairments.
The company is in the process of completing its quarterly evaluation of real estate and related assets and anticipates that total impairments and land-related charges will be in the range of $300 million to $325 million for the second quarter 2008 on a pre-tax basis. The company expects that none of the impairment charges will result in future cash expenditures.
ITEM 8.01. OTHER EVENTS
The company’s Containerboard Packaging and Recycling segment was adversely affected by the extreme weather and flooding in the U.S. Midwest, which caused production shutdowns at company facilities and decreased the company’s ability to operate its facilities or ship inventory for a period of time.  The company’s containerboard mill in Cedar Rapids, IA has been down for two weeks and is expected to resume operations in early July.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEYERHAEUSER COMPANY
By	/s/ Jeanne M. Hillman
Vice President and
Chief Accounting Officer

DATE:  June 27, 2008